Exhibit 99.1

Contact:
	Media:	Sarah Robson + 44 2031 247 452 Email: sarah.robson@willis.com
News Release	Investors:	Peter Poillon +1 212 915 8084 Email: Peter.Poillon@willis.com

Willis Group Holdings Nominates Francisco Luzón and

Jaymin Patel to Board of Directors

New York, June 5, 2013 - The Board of Directors of Willis Group Holdings (NYSE: WSH), the global risk advisor, insurance and reinsurance broker, today announced the nomination of Francisco (Paco) Luzón and Jaymin Patel as Directors of the company. These nominations complete the slate of directors that will be presented to Willis Group shareholders at the company’s upcoming annual general meeting.

Paco Luzón brings almost 30 years’ experience in international banking to the Board. He is currently a Director of LATAM Airlines Group, the largest airline network in Latin America, and has recently served as a Director of Banco Santander and Inditex-Zara, the international fashion retail company. From 1996 until 2012, he held several senior roles at Banco Santander, including General Manager of the Latin American Division. Prior to joining Santander, Mr. Luzón held executive positions at several other banks, including Argentaria, Banco Exterior de Espana, and Banco Bilbao Vizcaya.

Jaymin Patel is the President and CEO of GTECH Americas, a division of GTECH S.p.A., a leading commercial operator and provider of technology in regulated worldwide gaming markets. He currently serves on the Board and Executive Management Committee of GTECH S.p.A. Mr. Patel began his career in London, UK at PricewaterhouseCoopers before moving to GTECH. Patel’s career at GTECH has included roles as CFO, COO and President, before becoming CEO of GTECH Corporation in 2008, then a subsidiary of Lottomatica Group S.p.A., which was recently renamed, GTECH S.p.A.

Along with the nominations of Luzón and Patel, Willis has previously announced the nominations to its Board of Jeffrey Ubben, CEO of ValueAct Capital; and the appointment as non-executive Chairman of Jim McCann, currently the company’s presiding independent director and Chairman and CEO of 1-800 FLOWERS. These nominations follow the retirement from the Board in July of Joe Plumeri, the former Willis Group CEO and current Chairman, and Board Directors Joseph Califano and Jeffrey Lane.

“I am very pleased that Paco and Jaymin have agreed to join our Board. Willis is a leading global firm and the slate of directors – both current and newly nominated – that we are presenting to shareholders reflects our global reach,” said Willis Group CEO Dominic Casserley. “The openings on our Board allow Willis to benefit from the perspective of executives like Paco Luzón, Jaymin Patel and Jeff Ubben, who bring, among other things, broad expertise in global finance, management, teamwork and innovation to our firm. I’m confident that their strong leadership and governance experience will help to guide our business forward,” Casserley added.

Jim McCann said, “Having served on the Willis Board of Directors since 2004, I’m delighted to witness the next evolution of our Board. It is a pleasure to serve our great company and to welcome these internationally-respected leaders who bring to Willis executive experience from around the world and deep strategic and tactical insight to help Dominic and his team take the firm to the next level.”

Paco Luzón said, “Every company, in every industry, must understand and manage its risks to succeed and Willis is an essential partner in helping build resilience against these risks. I look forward to helping Willis strengthen this position.”

Jaymin Patel said, “Willis’s deep expertise and strong international footprint bring new insights and methods of managing risk to clients around the world each day. I welcome the opportunity to contribute to this success.”

The nominations to the Board will be voted on by the shareholders at the 2013 Annual General Meeting.

About Willis

Willis Group Holdings plc is a leading global risk advisor, insurance and reinsurance broker. With roots dating to 1828, Willis operates today on every continent with more than 17,000 employees in over 400 offices. Willis offers its clients superior expertise, teamwork, innovation and market-leading products and professional services in risk management and transfer. Our experts rank among the world’s leading authorities on analytics, modelling and mitigation strategies at the intersection of global commerce and extreme events. Find more information at our website, www.willis.com, our leadership journal, Resilience, or our up-to-the-minute blog on breaking news, WillisWire. Across geographies, industries and specialisms, Willis provides its local and multinational clients with resilience for a risky world.